Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
November 4, 2011	Investor Relations
(800) 536-7453
Torch Energy Royalty Trust Announces Entry into Letter of Interest
HOUSTON — Torch Energy Royalty Trust (“Trust”) (NYSE: TRU) (www.torchroyalty.com) announced today that the Trust had entered into a non-binding letter of interest on November 2, 2011 with respect to the sale of the Trust’s net profits interests attributable to underlying working interests in certain fields that produce from the Cotton Valley and Austin Chalk formations in Texas and the Chalkley field in Louisiana. The closing of any transaction is subject to due diligence, the negotiation and execution of mutually acceptable definitive agreements and the satisfaction of any conditions to closing set forth in those agreements. There can be no assurance that these discussions will lead to a transaction, or that the terms set forth in any definitive agreements will be consistent with the current expectations of the parties.
On November 3, 2011, the Trust notified Robinson’s Bend Production II, LLC that it was the successful bidder in the public auction of the sale of the Trust’s net profits interests attributable to underlying working interests in certain fields that produce from the Robinson’s Bend formations in the Black Warrior Basin in Alabama. The transaction is subject to the negotiation and execution of mutually acceptable definitive agreements.
Each of the transactions described above are anticipated to close before December 31, 2011.
Additional information about the Trust can be found in the Trust’s filings with the Securities and Exchange Commission and on the Trust’s website — www.torchroyalty.com.
About the Trust
The Trust’s underlying properties are depleting assets consisting of net profits interests in proved developed oil and gas properties located in Texas, Alabama and Louisiana. Approximately 97% of the estimated reserves are gas.
The Trust received the affirmative vote of the unitholders of more than 66 2/3% of the outstanding units to terminate the Trust at the meeting of unitholders held on January 29, 2008. Upon termination of the Trust, among other things, the Trustee of the Trust is required to sell the net profits interests.
No assurances can be given that the Trustee of the Trust will be able to sell the net profits interests, or the price that will be distributed to unitholders following such a sale. Such distributions could be below the market value of the units.
The Trust can give no assurances of the effect of the results of the affirmative vote to terminate the Trust by the unitholders on the continued listing of the units on the New York Stock Exchange (NYSE) or any other national quotation system.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Trust’s business that is not historical information. As a general matter, forward-looking statements are those focused upon future or anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. The words “believe,” “expect,” “plan,” “intend,” “estimate,” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would,” and “could,” often identify forward-looking statements. The Trust believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain, and the Trust may not realize its expectations and its beliefs may not prove correct, including, without limitation, whether the court will approve the settlement discussed in this press release. These and other risks, uncertainties and assumptions are detailed in the “Risk Factors” section and elsewhere in the documents filed by the Trust with the Securities and Exchange Commission. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. The Trust undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.